INITIAL CAPITAL AGREEMENT

July 22, 2014

Eubel Brady & Suttman Mutual Fund Trust
225 Pictoria Drive
Suite 450
Cincinnati, Ohio 45246

Ladies and Gentlemen:

The undersigned hereby subscribes for 5,000 Shares of Beneficial Interest, no par value, of Eubel Brady & Suttman Income and Appreciation Fund and 5,000 Shares of Beneficial Interest, no par value, of Eubel Brady & Suttman Fixed Income Fund, each a series of Eubel Brady & Suttman Mutual Fund Trust, an Ohio business trust, at $10.00 per share for an aggregate purchase price of $100,000.  By signing below, payment in full is confirmed.

The undersigned represents and agrees that it is purchasing these Shares for investment purposes, for its own account and risk and not with a view to any sale, division or other distribution thereof within the meaning of the Securities Act of 1933, nor with any present intention of distributing or selling such shares.

Very truly yours,

By:	/s/ Ronald E. Eubel
Ronald L. Eubel

By:	/s/ Melinda L. Eubel
Melinda L. Eubel

Confirmed and Accepted:

Eubel Brady & Suttman Mutual Fund Trust

By:	/s/ Scott Lundy
Its:	President